Levitt Corporation

Selected Financial Information

(Dollars, except share data, in thousands)

	December 31,
	2003	2002
Balance Sheet Data
Inventory of real estate	257,556	198,126
Investment in unconsolidated subsidiary	70,852	57,332
Total assets	392,864	295,461
Notes, mortgage notes and bonds payable	174,093	147,445
Total liabilities	267,238	187,774
Shareholders’ equity	125,602	107,533
Backlog (value)	458,771	167,526
Backlog (units)	2,053	824

	Three months ended December 31,		Year ended December 31,
	2003	2002	2003	2002
Statement of Operations Data
Revenues	99,003	82,673	285,524	209,403
Cost of sales	74,269	64,282	209,431	159,675
Earnings from unconsolidated subsidiary	2,277	2,107	7,433	4,570
Net income	9,499	8,258	26,820	19,512
Diluted earnings per share	0.63	0.55	1.77	1.30
Margin %	24%	22%	26%	23%
New orders	473	259	2,240	980
Deliveries	392	247	1,011	740

Levitt Corporation

Consolidated Statements of Financial Condition

December 31, 2003 and 2002—unaudited

(In thousands except share data)

	2003	2002
Assets
Cash and cash equivalents	$35,965	16,014
Restricted cash	3,384	2,988
Notes receivable	5,163	6,082
Inventory of real estate	257,556	198,126
Investments in real estate joint ventures	4,106	4,251
Investment in unconsolidated subsidiary	70,852	57,332
Other assets	15,183	4,710
Deferred tax asset, net	655	5,958

Total assets	$392,864	295,461

Liabilities and Shareholders’ Equity
Accounts payable and accrued liabilities	$92,121	36,897
Current income tax payable	1,024	3,432
Notes and mortgage notes payable	111,625	85,359
Notes and mortgage notes payable to affiliates	61,618	57,505
Development bonds payable	850	4,581

Total liabilities	267,238	187,774

Minority interest in consolidated joint venture	24	154

Shareholders’ equity:
Preferred stock, ($.01 par value; 5,000,000 shares authorized, no shares issued and outstanding)
Common stock, Class A ($.01 par value; 50,000,000 shares authorized, 13,597,166 shares issued and outstanding)	136	136
Common stock, Class B ($.01 par value; 10,000,000 shares authorized, 1,219,031 shares issued and outstanding)	12	12
Additional paid-in capital	68,005	68,254
Retained earnings	57,020	39,537
Accumulated other comprehensive income (loss)	429	(406)

Total shareholders’ equity	125,602	107,533

Total liabilities and shareholders’ equity	$392,864	295,461

LEVITT CORPORATION

CONSOLIDATED RESULTS OF OPERATIONS

(in thousands, except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
(In thousands)	( U n a u d i t e d )		( U n a u d i t e d )
Revenues
Sales of real estate	$98,125	82,111	283,058	207,808
Title and mortgage operations	878	562	2,466	1,595

	99,003	82,673	285,524	209,403

Costs and expenses
Cost of sales of real estate	74,269	64,282	209,431	159,675
Selling, general and administrative expenses	13,241	9,508	41,794	30,359
Interest expense, net	(0)	6	233	389
Other expenses	616	406	1,838	1,311
Minority interest	(41)	—	86	—

	88,085	74,202	253,382	191,734

	10,918	8,471	32,142	17,669
Earnings from unconsolidated subsidiary	2,277	2,107	7,433	4,570
Earnings (loss) from joint ventures	581	(657)	483	849
Interest and other income	1,232	916	3,162	2,678

Income before income taxes	15,008	10,837	43,220	25,766
Provision for income taxes	5,509	2,579	16,400	6,254

Net income	$9,499	8,258	26,820	19,512

Earnings per share	$0.64	0.56	1.81	1.32

Weighted average shares outstanding (000)	14,816	14,816	14,816	14,816

Fully-diluted earnings per share	$0.63	0.55	1.77	1.30

Fully-diluted shares outstanding (000)	14,816	14,816	14,816	14,816